UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Euronav MI II Inc.

(formerly Gener8 Maritime, Inc.)

(Name of Issuer)

Common Stock, par value $0.01

(Title of Class of Securities)

Y26889108(1)

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) Represents the CINS number for the Common Stock.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Marine Holdings TP, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Opps Marine Holdings TP, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM FIE, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Marine GP CTB, Ltd.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the general partner of OCM Marine Holdings TP, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Fund GP 2A, Ltd.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as general partner of Opps Marine Holdings TP, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Principal Fund V, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the majority shareholder of OCM Marine GP CTB, Ltd.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Principal Fund V GP, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the general partner of Oaktree Principal Fund V, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Principal Fund V GP Ltd.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the general partner of Oaktree Principal Fund V GP, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Fund GP I, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the sole shareholder of Oaktree Principal Fund V GP Ltd.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital I, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): OCM Holdings I, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Holdings, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the managing member of OCM Holdings I, LLC

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital Management, L.P.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) PN

* Solely in its capacity as the sole director of OCM Marine Holdings TP, L.P. and Oaktree Fund GP 2A, Ltd. and managing member of OCE FIE, LLC.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Holdings, Inc.*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) CO

* Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital Group, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the sole shareholder of Oaktree Holdings, Inc. and managing member of Oaktree Holdings, LLC.

CUSIP No Y26889108

1	Names of Reporting Person I.R.S. Identification No. of Above Person (Entities Only): Oaktree Capital Group Holdings GP, LLC*

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power None

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power None

9	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11	Percent of Class Represented by Amount in Row (9) 0.0%

12	Type of Reporting Person (See Instructions) OO

* Solely in its capacity as the duly appointed manager of Oaktree Capital Group, LLC.

Explanatory Note

This Amendment No. 3 to Schedule 13G (“Amendment No. 3”) amends and restates the original Schedule 13G, filed with the U.S. Securities and Exchange Commission (“SEC”) on February 5, 2016, the first amendment thereto, filed with the SEC on February 6, 2017, and the second amendment thereto (“Amendment No. 2”), filed with the SEC on February 9, 2018 in their entirety.

Item 1 (a)	Name of Issuer. Euronav MI II Inc. (formerly Gener8 Maritime, Inc.), a Marshall Islands corporation (the “Issuer”)
Item 1 (b)	Address of Issuer’s Principal Executive Offices. 299 Park Avenue New York, NY 10171

Item 2 (a)

Name of Person Filing.
This Amendment No. 3 is filed by OCM Marine Holdings TP, L.P., Opps Marine Holdings TP, L.P., OCM FIE, LLC, OCM Marine GP CTB, Ltd., Oaktree Fund GP 2A, Ltd., Oaktree Principal Fund V, L.P., Oaktree Principal Fund V GP, L.P., Oaktree Principal Fund V GP Ltd., Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC and Oaktree Capital Group Holdings GP, LLC (collectively, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated as of February 9, 2018, a copy of which is attached as an exhibit to Amendment No. 2, pursuant to which the Reporting Persons agreed to file Amendment No. 2 and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2 (b)

Address of Principal Business Office or, if none, Residence.
The address of the principal business office of each of the Reporting Persons is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

Item 2 (c)

Citizenship.
OCM Marine Holdings TP, L.P., Opps Marine Holdings TP, L.P., OCM Marine GP CTB, Ltd., Oaktree Fund GP 2A, Ltd., Oaktree Principal Fund V, L.P., Oaktree Principal Fund V GP, L.P. and Oaktree Principal Fund V GP Ltd. were organized under the laws of the Cayman Islands.

OCM FIE, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC, Oaktree Capital Management, L.P., Oaktree Holdings, Inc., Oaktree Capital Group, LLC and Oaktree Capital Group Holdings GP, LLC were organized under the laws of the State of Delaware.

Item 2 (d)	Title of Class of Securities. Common Stock, par value $0.01 per share (the “Common Stock”).
Item 2 (e)	CUSIP Number. Y26889108

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).
Not Applicable

Item 4	Ownership.

Items 4(a)-(c): The Reporting Persons do not have beneficial ownership of any shares of Common Stock.

Euronav NV, a Belgian corporation (“Euronav”), Euronav MI Inc., a Marshall Islands corporation and a direct wholly-owned subsidiary of Euronav (“Merger Sub”), and Gener8 Maritime, Inc., a Marshall Islands corporation (“Gener8”), are parties to the Agreement and Plan of Merger, dated as of December 20, 2017 (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Gener8 (the “Merger”), with the Issuer as the surviving company and as a direct wholly owned subsidiary of Euronav (“Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each share of Gener8 common stock issued and outstanding immediately prior to the Effective Time (other than certain specified shares) was canceled and automatically converted into the right to receive 0.7272 of a Euronav ordinary share in the following manner: (i) each share of Gener8 common stock issued and outstanding immediately prior to the Effective Time (other than certain specified shares) was automatically converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and (ii) each such share of the Surviving Corporation was automatically exchanged for the right to receive 0.7272 of a Euronav ordinary share.

As a result of the Merger, the Reporting Persons ceased to own any shares of Common Stock as of the Effective Time.

The summary of the Merger Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the text of such agreement, filed by Gener8 as Exhibit 2.1 to the Form 8-K filed on December 22, 2017.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8	Identification and Classification of Members of the Group.
Not Applicable.

Item 9	Notice of Dissolution of Group.
Not Applicable.

Item 10	Certification.
Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 28, 2019

OCM MARINE HOLDINGS TP, L.P.

By:	OCM Marine GP CTB, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OPPS MARINE HOLDINGS TP, L.P.

By:	Oaktree Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OCM FIE, LLC

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OCM MARINE GP CTB, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE FUND GP 2A, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE PRINCIPAL FUND V, L.P.

By:	Oaktree Principal Fund V GP, L.P.
Its:	General Partner

By:	Oaktree Principal Fund V GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE PRINCIPAL FUND V GP, L.P.

By:	Oaktree Principal Fund V GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE PRINCIPAL FUND V GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Brian Price
Name:	Brian Price
Title:	Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OCM HOLDINGS I, LLC

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE CAPITAL GROUP, LLC

By:	Oaktree Principal Fund V GP, L.P.
Its:	General Partner

By:	Oaktree Principal Fund V GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	Oaktree Principal Fund V GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President

OAKTREE HOLDINGS, INC.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Brian Price
Name:	Brian Price
Title:	Vice President